Exhibit 4.2
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
     THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”) is entered into as of May 17, 2006 by and between LNB Bancorp, Inc., an Ohio corporation (the “Company”), and Registrar and Transfer Company, a New Jersey corporation (the “Rights Agent”).
     WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of October 24, 2000 (the “Rights Agreement”);
     WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions thereof; and
     WHEREAS, the Company desires to effect certain changes to the Rights Agreement, as provided herein.
     NOW, THEREFORE, in consideration of the premises and mutual agreements contained in the Rights Agreement and this Amendment, the parties hereby agree as follows:
     1. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.
     2. Section 1(b) and Section 23(a)(ii) of the Rights Agreement, the Form of Rights Certificate attached as Exhibit B to the Rights Agreement and the Summary of Rights to Purchase Preferred Shares attached as Exhibit C to the Rights Agreement are hereby amended by deleting all references to “15%” therein and substituting “10%” therefor.
     3. Section 1(z) of the Rights Agreement is hereby amended to read in its entirety as follows:
““Rights Dividend Declaration Date” shall have the meaning set forth in the first WHEREAS clause at the beginning of this Agreement.”
     4. The Rights Agreement is hereby amended to insert the following as new Section 1(jj) to the Rights Agreement:
““Exchange Ratio” shall have the meaning set forth in Section 34(a) hereof.”
     5. The first sentence of Section 3(a) of the Rights Agreement is hereby amended to read in its entirety as follows:
“Until the earlier of (i) the close of business on the tenth business day after the Share Acquisition Date or (ii) the close of business on the tenth business day after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) that, if consummated, would result in such Person being an Acquiring Person is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act as in effect on the date hereof (the earlier of (i) and (ii) being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Shares registered in the names of the holders of the Common Shares (which certificates for Common Shares shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying Common Shares (including a transfer to the Company).”
     6. Section 3(c) of the Rights Agreement is hereby amended as follows:
          (i) The first sentence of Section 3(c) is hereby amended to read in its entirety as follows:
“Rights shall be issued (i) in respect of all Common Shares that are issued after the Record Date but prior to the earlier of the Distribution Date or the Expiration Date and (ii) in connection with the issuance or sale of Common Shares following the Distribution Date and prior to the redemption or expiration of the Rights (x) with respect to Common Shares so issued or sold pursuant to the exercise of stock options or under any employee benefit plan or arrangement, or upon the exercise, conversion or exchange of securities, granted or issued by the Company prior to the Distribution Date and (y) with respect to Common Shares so issued or sold in any other case, if deemed necessary or appropriate by the Board of Directors of the Company.”
          (ii) The first sentence of the legend set forth in Section 3(c) is hereby amended to read in its entirety as follows:
“This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement between LNB Bancorp, Inc. (the “Company”) and Registrar and Transfer Company (the “Rights Agent”) dated as of October 24, 2000, as amended (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Company.”
          (iii) The following is hereby inserted at the end of Section 3(c) as a new sentence:
“Notwithstanding this Section 3(c), the omission of a legend shall not affect the enforceability of any part of this Agreement or the rights of any holder of the Rights.”

     7. The first sentence of Section 6(a) of the Rights Agreement is hereby amended to read in its entirety as follows:
“Subject to the provisions of Section 4(b), Section 7(e) and Section 14 hereof, at any time after the close of business on the Distribution Date, and at or prior to the close of business on the Expiration Date, any Rights Certificate or Certificates (other than Rights Certificates representing Rights that have become void pursuant to Section 7(e) hereof or that have been exchanged pursuant to Section 34 hereof) may be transferred, split up, combined or exchanged for another Rights Certificate or Certificates, entitling the registered holder to purchase a like number of one one-hundredths of a Preferred Share (or other securities, cash or other assets, as the case may be) as the Rights Certificate or Certificates surrendered then entitled such holder (or former holder in the case of a transfer) to purchase.”
     8. Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:
“(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a Preferred Share (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof and (iii) the time at which the Rights are exchanged as provided in Section 34 hereof (the earlier of (i), (ii) and (iii) being herein referred to as the “Expiration Date”).”
     9. The second paragraph of Section 11(a)(ii) of the Rights Agreement shall be amended to read in its entirety as follows:
“Subject to Section 34 of this Agreement, promptly following the first occurrence of a Section 11(a)(ii) Event, proper provision shall be made so that each holder of a Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one one-hundredths of a Preferred Share, such number of one one-hundredths of a Preferred Share as shall equal the result obtained by (x) multiplying the then-current Purchase Price by the then-number of one one-hundredths of a Preferred Share for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event, and (y) dividing that product (which, following such first occurrence, shall thereafter be referred to as the “Purchase Price” for each Right and for all purposes of this Agreement) by 50% of the current market price (determined pursuant to Section 11(d) hereof) per Common Share on the date of such first occurrence (such number of shares, the “Adjustment Shares”).”
     10. Section 11(n) of the Rights Agreement is hereby amended in its entirety to read as follows:
“(n) The Company covenants and agrees that, after the Distribution Date, it will not, except as permitted by Section 23, Section 26 or Section 34 hereof, take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.”
     11. The Rights Agreement is hereby amended to insert the following as new Section 34 to the Rights Agreement:
“Section 34. Exchange.
(a) The Board of Directors of the Company may, at its option, at any time after a Section 11(a)(ii) Event, exchange all or part of the then outstanding and exercisable Rights (which (i) shall not include Rights that have become void pursuant to the provisions of Section 7(e) hereof, and (ii) shall include, without limitation, any Rights issued after the Distribution Date) for Common Shares at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any share split, share dividend or similar transaction occurring after the Record Date (such exchange ratio being hereinafter referred to as the “Exchange Ratio”). Notwithstanding the foregoing, the Board of Directors of the Company shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, or any Person or entity organized, appointed or established by the Company holding Common Shares for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Shares then outstanding.
(b) Immediately upon the action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to subsection (a) of this Section 34, evidence of which shall have been filed with the Rights Agent, and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of Common Shares equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange shall state the method by which the exchange of Common Shares for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 7(e) hereof) held by each holder of Rights.
(c) In any exchange pursuant to this Section 34, the Company, at its option, may substitute Preferred Shares (or preferred share equivalents) for Common Shares exchangeable for Rights, at the initial rate of one one-hundredth of a Preferred Share (or preferred share equivalent) for each Common Share, as appropriately adjusted to reflect adjustments in the voting rights of the Preferred Shares pursuant to Article Fourth, Section C.2(a) of the Amended Articles of Incorporation of the Company attached hereto as Exhibit A, so that the fraction of a Preferred Share (or preferred share equivalent) delivered in lieu of each Common Share shall have the same voting rights as one Common Share.
(d) In the event that there shall not be sufficient Common Shares or Preferred Shares issued but not outstanding or authorized but unissued to permit any exchange of Rights as contemplated in accordance with this Section 34, the Company shall take all such action as may be necessary to authorize additional Common Shares or Preferred Shares for issuance upon exchange of the Rights.
(e) The Company shall not be required to issue fractional Common Shares or to distribute certificates which evidence fractional Common Shares. In lieu of such fractional Common Shares, there shall be paid to the registered holders of the Right Certificates with regard to which such fractional Common Shares would otherwise be issuable, an amount in cash equal to the same fraction of the current market price of a whole Common Share. For the purposes of this subsection (e), the current market price of a whole Common Share shall be the closing price per Common Share (as determined pursuant to the second sentence of Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of exchange pursuant to this Section 34.”
     12. The first two sentences of the legend paragraph appearing on the first page of the Form of Rights Certificate attached as Exhibit B to the Rights Agreement are hereby deleted and the following two sentences are inserted in lieu thereof:
“NOT EXERCISABLE AFTER OCTOBER 23, 2010 OR EARLIER IF REDEEMED OR EXCHANGED BY THE COMPANY. THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE COMPANY, AT $.001 PER RIGHT AND TO EXCHANGE ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT.”

     13. The first paragraph of the Form of Rights Certificate attached as Exhibit B to the Rights Agreement is hereby amended to read in its entirety as follows:
“This certifies that      , or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of October 24, 2000, as amended (the “Rights Agreement”), between LNB Bancorp, Inc., an Ohio corporation (the “Company”), and Registrar and Transfer Company, a New Jersey corporation, (the “Rights Agent”), to purchase from the Company at any time prior to 5:00 P.M. (Lorain, Ohio time) on October 23, 2010 (the “Final Expiration Date”) at the office or offices of the Rights Agent designated for such purpose, or its successors as Rights Agent, one one-hundredth of a fully paid, non-assessable share of Series A Voting Preferred Shares (the “Preferred Shares”) of the Company, at a purchase price of $60 per one one-hundredth of a share (the “Purchase Price”), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate duly executed. The Purchase Price may be paid in cash or by certified bank check or money order payable to the order of the Company. The number of Rights evidenced by this Rights Certificate (and the number of shares which may be purchased upon exercise thereof) set forth above, and the Purchase Price per share set forth above, are the number and Purchase Price as of October 24, 2000, based on the Preferred Shares as constituted at such date.”
     14. The Form of Rights Certificate attached as Exhibit B to the Rights Agreement is hereby amended to insert the following as a new paragraph immediately following the sixth paragraph of such Form of Rights Certificate:
“Subject to the provisions of the Rights Agreement, the Company may, at its option, at any time after a Section 11(a)(ii) Event, exchange all or part of the Rights evidenced by this Certificate for Common Shares of the Company or for Preferred Shares (or preferred share equivalents, as such term is defined in the Rights Agreement).”
     15. The penultimate sentence of the first paragraph of the Summary of Rights to Purchase Preferred Shares attached as Exhibit C to the Rights Agreement is hereby amended to read in its entirety as follows:
“The description and terms of the Rights are set forth in a Rights Agreement dated as of October 24, 2000, as amended (the “Rights Agreement”), between the Company and Registrar and Transfer Company as Rights Agent.”
     16. The second paragraph of the Summary of Rights to Purchase Preferred Shares attached as Exhibit C to the Rights Agreement is hereby amended to read in its entirety as follows:
“The Rights Agreement provides that the Rights will be evidenced by the share certificates representing the Common Shares and no separate Rights Certificates will be distributed until the “Distribution Date” which will be the earlier to occur of (i) the close of business 10 business days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 10% or more of the outstanding Common Shares (an “Acquiring Person”) or (ii) the close of business 10 business days after the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person. The definition of Acquiring Person excludes the Company, any subsidiary of the Company or any of the Company’s employee benefit plans.”
     17. The fourth paragraph of the Summary of Rights to Purchase Preferred Shares attached as Exhibit C to the Rights Agreement is hereby amended to read in its entirety as follows:
“The Rights are not exercisable until the Distribution Date and will expire at the close of business on October 23, 2010, unless the Company redeems or exchanges them at an earlier date. The Company’s ability to redeem or exchange the Rights is described below.”
     18. The sixth paragraph of the Summary of Rights to Purchase Preferred Shares attached as Exhibit C to the Rights Agreement is hereby amended to add the following as a new sentence at the end of the paragraph:
“The event summarized in this paragraph is referred to as a “Flip-In Event.””
     19. The Summary of Rights to Purchase Preferred Shares attached as Exhibit C to the Rights Agreement is hereby amended to insert the following as a new paragraph immediately following the tenth paragraph of such Summary of Rights:
“At any time after the occurrence of a Flip-In Event, when no person owns a majority of the Company’s Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by an Acquiring Person which have become void), in whole or in part, at an exchange ratio of one Common Share, or one one-hundredth of a Preferred Share (or of a preferred share equivalent, as defined in the Rights Agreement), per Right (subject to adjustment).”
     20. The first sentence of the penultimate paragraph of the Summary of Rights to Purchase Preferred Shares attached as Exhibit C to the Rights Agreement is hereby amended to read in its entirety as follows:
“The inability of a person or group that acquires 10% or more of the Company’s Common Shares to exercise the Rights will result in a substantial dilution of that person’s ownership level and voting power if there is any significant exercise of the Rights by other shareholders or if the Board of Directors of the Company elects to exchange the Rights.”

     21. Each reference in the Rights Agreement to “this Agreement,” “hereof,” “herein,” “hereunder” or “hereby” and each other similar reference shall be deemed to refer to the Rights Agreement, as amended by this Amendment.
     22. Except as specifically set forth herein, the Rights Agreement shall remain in full force and effect in accordance with its terms.
     23. This Amendment shall be deemed to be a contract made under the laws of the State of Ohio and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
     24. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
* * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:		LNB BANCORP, INC.

By:	/s/ Terry M. White	By:	/s/ Daniel E. Klimas

Name:	Terry M. White	Name:	Daniel E. Klimas
Title:	Chief Financial Officer	Title:	President & CEO

Attest:		REGISTRAR AND TRANSFER COMPANY

By:	/s/ Mary Rose Cascaes	By:	/s/ William P. Tatler

Name:	Mary Rose Cascaes	Name:	William P. Tatler
Title:	Executive Vice President and Assistant Secretary	Title:	Vice President